United States

Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2007

SHUFFLE MASTER, INC.

(Exact name of registrant as specified in its charter)

Minnesota
(State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)
1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)	89119-3720 (Zip Code)
Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 5, 2007, Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) (either the “Company,” “we” or “our”) held its third annual Investor Day conference event in New York City.  The Investor Day conference was webcasted live and will be archived for 30 days, which is accessible on our Company website, www.shufflemaster.com.  Prior notice was given in our October 10, 2007 press release regarding the details of the Investor Day conference and the live webcast.

During the conference Mark L. Yoseloff, CEO and Chairman of the Board, informed investors that reverting back to a lease model will cost the Company $0.20 to $0.25 cents a share in earnings in 2007, with $0.08 to $0.10 cents of that coming from shufflers and the remainder from table games.  Further, it was disclosed that we would be recognizing $11 million or more in table games royalty revenue annually had we not sold lifetime licenses and continued with our lease model strategy.

It was also disclosed, as a potential strategic initiative for the Company to increase liquidity and positive cash flow, that the Company could consider monetizing its shuffler capital lease portfolio for $10 million to $20 million dollars to pay down debt.

Furthermore, it was disclosed that segment revenues associated with our electronic table games have significantly increased and that on average, in certain racino markets, each e-table seat is now earning about as much per day as the average slot machine in the same market, with the substantially smaller number of outcomes per hour associated with e-tables being compensated for by substantially higher average wagers per round.

Last, Mark L. Yoseloff stated that by the end of our 2007 fiscal year end, we will have placed 600 to 700 new table game units in the field.

The above statements disclosed by Mark Yoseloff during the Investor Day Conference were foreword-looking statements based on management’s current beliefs and expectations about future events and their potential effect upon the Company, as well as on assumptions made by and information available to management. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject and assumes no obligation to update or supplement such statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)
Date:	November 9, 2007

/s/ Mark L. Yoseloff
Mark L. Yoseloff
Chairman of the Board and Chief Executive Officer